UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) Of the Securities and Exchange Act Of 1934

April 8, 2005

Date of Report (Date of earliest event reported)

WATSON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-20045	95-3872914
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

311 Bonnie Circle Corona, California (Address of principal executive offices)		92880 (Zip Code)

(951) 493-5300
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into A Material Definitive Agreement.

On April 8, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Watson Pharmaceuticals, Inc. (the “Company”) adopted the 2005 Senior Vice President Executive Compensation Program (the “Program”).  The terms of the Program are not contained in a formal written plan.  The Program established factors that the Committee will review and measure to determine cash bonus eligibility of the Company’s Named Executive Officers (other than the Chief Executive Officer) for performance during the 2005 fiscal year.  The financial factors include 2005 total net revenue, gross profit, divisional contribution (where applicable), and cash flow.

Pursuant to the current Key Employee Agreements, the Named Executive Officers are eligible to receive annual cash bonuses ranging from 25% to 50% of their base salaries (the “Target Bonuses”).  The Program provides for cash bonus awards ranging from 0% to 150% of the Target Bonuses, based upon the Company achieving certain total net revenue, gross profit, divisional contribution (where applicable), and cash flow targets (the “Financial Targets”) and based upon the departmental and individual performance of each Named Executive Officer (other than the Chief Executive Officer) during 2005.  The cash bonus award eligibility varies by position and ranges as follows:

(i)            Sixty percent (60%) to seventy percent (70%) of the cash bonus award will be based upon the Company achieving certain Financial Targets.  Bonuses will not be paid based on the financial factors if the Company fails to achieve certain minimum Financial Targets, and

(ii)           Thirty percent (30%) to Forty percent (40%) of the cash bonus award will be at the discretion of the Committee, based on departmental and individual performance during 2005.

The Committee will determine whether or not and to what extent cash bonuses will be paid for fiscal year 2005 after the end of 2005.  Bonuses paid on Financial Targets will be based on actual performance against the target.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 13, 2005.	WATSON PHARMACEUTICALS, INC.

	By:	/s/ David A. Buchen
David A. Buchen
Senior Vice President, General Counsel and Secretary